Exhibit 99.1

For Immediate Release
June 3, 2020

SUNSHINE BIOPHARMA FILES A PATENT APPLICATION FOR A NEW
CORONAVIRUS COVID-19 TREATMENT

Montreal, Canada – (ACCESSWIRE) – Sunshine Biopharma Inc. (OTC Pink Sheets: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of aggressive forms of cancer today announced that it has filed a patent application in the United States for a new treatment for Coronavirus infections, including COVID-19. Sunshine’s patent application covers composition subject matter pertaining to small molecules for inhibition of the main Coronavirus protease (Mpro), an enzyme that is essential for viral replication. The small molecules covered by the patent application were computer modelled and designed by Dr. Steve N. Slilaty, CEO of Sunshine Biopharma. The patent application has a priority date of May 22, 2020.

“The causative agent of the current COVID-19 global pandemic is Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2), one of several strains of Coronavirus capable of infecting humans and causing serious illness. SARS-CoV-2 produces several functional proteins in infected human cells by cleaving them from two overlapping viral ‘polyproteins,’ pp1a and pp1ab. One of these functional proteins is a cysteine protease referred to as the main protease (Mpro, also called 3CLpro and nsp5). Mpro cleaves the viral ‘polyproteins’ at a number of specific sites thereby generating a multi-subunit protein complex termed ‘viral replicase-transcriptase’. Because of its functional indispensability in viral replication, Mpro is an attractive drug target for the development of a treatment for COVID-19 and other Coronavirus infections,” said Dr. Slilaty.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:
Sunshine Biopharma, Inc.
Camille Sebaaly, CFO
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com